Exhibit 99.1

Lihua International Expands Facilities to Support Continued Growth

DANYANG, China, June 15 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper products, such as refined copper products and superfine and magnet wire, including copper clad aluminum ("CCA") wire, today announced the completion of a new 32,000 square-foot warehouse located within its current plant in Danyang. The Company also announced that it is constructing a new 25,000-ton smelter at its existing copper recycling facility, which is expected to come on-line during the second half of 2010.

"Expansion of our infrastructure is key to supporting our rapid growth and our ability to address increasing demand within the large pure copper market," said Jianhua Zhu, Chairman and CEO of Lihua. "By the end of 2011, we are targeting annual refined copper production of 100,000 tons, an increase of 300% compared with our refined copper production in 2009. We expect that these additions to our facilities will help us achieve our corporate objectives, including our 2010 financial targets of up to 40% year-over-year growth in gross profit and non-GAAP net income growth of up to 42%."

The new warehouse facility contains a total of 21 rooms, 15 of which will be used for the re-packaging and cleaning of scrap copper prior to refining, with the remaining six rooms used for the storage of refined copper rods. This new warehouse was constructed to support Lihua's planned increase in refined copper manufacturing capacity.

The new smelter, which is expected to launch during the second half of 2010, will double Lihua's annual refined copper production capacity to 50,000 tons in an effort to better address the continued growth in demand for the Company's refined copper products.

In addition, Lihua remains on track to begin construction of a new plant which will further increase the Company's smelting capacity. The construction of the new plant, which will accelerate Lihua's production of refined copper products, will begin during the fourth quarter of 2010, and will increase Lihua's annual refinery capacity from 50,000 tons to 100,000 tons. The construction of the new plant and additional smelting facility is expected to be completed in approximately one year.

About Lihua International, Inc.

Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include copper-clad aluminum wire ("CCA") and pure copper products including copper wire and copper rod, which are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contacts:
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
daphne.huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

CONTACT: Daphne Huang, EVP of Corporate Finance and Director of Investor Relations, Lihua International, Inc., +1-516-717-9939, daphne.huang@lihuaintl.com; or